Exhibit 99.1
Press Release
ICAD REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Conference Call to be Held Tuesday, February 23rd at 10:00 a.m. Eastern Time
NASHUA, N.H. (February 22, 2010) — iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of advanced image analysis and workflow solutions for the early identification of cancer, today reported financial results for the three and twelve months ended December 31, 2009.
Financial highlights for the fourth quarter of 2009 include the following (all comparisons are with the fourth quarter of 2008):
•	Total revenue of $8.1 million, compared with $9.3 million

•	Digital Computer-Aided Detection (CAD) and MRI CAD revenue of $5.6 million, compared with $6.3 million

•	Film-based revenue of $1.2 million, compared with $2.2 million

•	Service and supply revenue of $1.3 million, compared with $798,000

•	International revenue of $948,000, compared with $669,000

•	Gross margin of 84.8%, compared with 83.7%

•	Net income of $317,000 or $0.01 per diluted share, compared with net income of $321,000 or $0.01 per diluted share
Financial highlights for fiscal year 2009 include the following (all comparisons are with fiscal year 2008):
•	Total revenue of $28.1 million, compared with $37.5 million

•	Digital CAD and MRI CAD revenue of $18.3 million, compared with $26.7 million

•	Film-based revenue of $5.8 million, compared with $7.4 million

•	Service and supply revenue of $4.0 million, compared with $3.3 million

•	International revenue of $3.7 million, compared with $2.9 million

•	Gross margin of 83.6%, compared with 83.5%

•	Net loss of $2.0 million or ($0.04) per share, compared with net income of $4.4 million or $0.10 per diluted share

“We are pleased with our fourth quarter performance and sustained profitability throughout the second half of the year as well as generating positive cash flow in the face of macroeconomic challenges. Our confidence as we enter 2010 is supported by two quarters of sequential revenue growth, the strongest balance sheet in iCAD’s history, a highly competitive and broader product line, and prospects of a strengthening economy. We believe iCAD is well-positioned to capitalize on the continuing growth resulting from the transition from film-based to digital technology in the mammography market, and in the ongoing need for more advanced image analysis and workflow solutions to improve the diagnosis and treatment paradigms for leading cancers,” commented Ken Ferry, president and CEO of iCAD.
“iCAD hosted a number of important meetings focused on CAD and other advanced image analysis solutions for the early detection of cancer at this year’s annual meeting of the Radiological Society of North America (RSNA). The RSNA was a very successful event for iCAD as we showcased our technologies and held educational initiatives on incorporating image analysis and workflow improvements into hospitals and free-standing imaging centers. Our oversubscribed symposium highlighted how quantitative image analysis and MRI play an integral role in prostate cancer programs including pre-biopsy guidance, treatment planning, active surveillance and therapy response monitoring.
“We remain encouraged by the significant opportunities for CAD to enhance prostate cancer early detection and treatment. Toward that end, we were delighted to partner with AdMeTech, a non-profit organization with a mission to end prostate cancer as a patient care crisis and socio-economic problem, and with a goal to advance research, education and public awareness to improve the diagnostic paradigm for prostate care. A significant step towards achieving this goal is to secure MRI as a standard of care in diagnosis for the patients who undergo approximately 1.2 million prostate biopsies each year in the U.S.,” concluded Ferry.
Fourth Quarter Results
Total revenue for the fourth quarter of 2009 was $8.1 million, a decrease of 13% compared with $9.3 million for the fourth quarter of 2008. This reflects a 12% decline in revenue from the Company’s digital and MRI CAD products to $5.6 million from $6.3 million in the prior year, as purchases of capital equipment by U.S. hospitals remained soft comparatively and were somewhat offset by purchases of the Company’s newer MRI CAD products. International revenue increased 42% to $948,000 from $669,000 in the fourth quarter of 2008.

Total film-based revenue for the fourth quarter of 2009 declined to $1.2 million from $2.2 million in the fourth quarter of 2008. The decline in film based revenue can also be attributed to the softer demand for digital mammography as the majority of film based revenue is derived from sales of the TotalLook MammoAdvantage, a digitizing and comparative reading solution that is sold to further optimize workflow in a digital mammography environment.
Service and supply revenue increased 59% to $1.3 million from $798,000 in the prior year, primarily due to growth in service contract revenue as digital CAD and TotalLook MammoAdvantage systems continue to transition from warranty to service contracts, underscoring the growth in the Company’s installed product base.
The Company maintained a record gross margin of 84.8% for the fourth quarter of 2009 compared with 83.7% in the prior-year fourth quarter, primarily due to optimized pricing and cost management. Fourth quarter 2009 operating expenses decreased to $6.6 million from $7.5 million or 12% reported in the fourth quarter of 2008, due primarily to reduced clinical trial expense associated with the completion of the Company’s colon CAD reader study, marketing and trade show expenses, compensation related expense, travel expenses and depreciation and amortization expenses, offset by increased professional fees. For the fourth quarter of 2009 the Company posted net income, including stock-based compensation expense of $499,000, of $317,000 or $0.01 per diluted share, compared with net income, including stock-based compensation expense of $508,000, of $321,000 or $0.01 per diluted share in the fourth quarter of 2008.

	Three months ended December 31,
	2009	2008	% Change
Digital & MRI CAD revenue	$5,604,552	$6,332,499	-11.5%
Film based revenue	1,234,650	2,185,553	-43.5%
Service & supply revenue	1,268,908	798,359	58.9%

Total revenue	$8,108,110	$9,316,411	-13.0%

Full Year Results
Total revenue for fiscal year 2009 was $28.1 million, down 25% from $37.5 million for fiscal year 2008. The gross margin for 2009 increased slightly to 83.6% from 83.5% in 2008. The net loss for 2009, including stock-based compensation expense of $2.0 million, was $2.0 million or ($0.04) per share, compared with net income, including stock-based compensation expense of $1.9 million, of $4.4 million or $0.10 per diluted share for 2008.

Sales of iCAD’s digital and MRI CAD solutions in 2009 decreased 32% compared to 2008 to $18.3 million from $26.7 million. Sales of film-based products of $5.8 million decreased 22% from $7.4 million during 2008. Service and supply revenue in 2009 increased 21% to $4.0 million from $3.3 million in 2008. International revenue for 2009 increased 26% to $3.7 million, compared with $2.9 million in 2008, and represented 13% of total revenue for the year.

	For the year ended December 31,
	2009	2008	% Change
Digital & MRI CAD revenue	$18,289,780	$26,735,782	-31.6%
Film based revenue	5,795,703	7,436,529	-22.1%
Service & supply revenue	4,023,782	3,319,237	21.2%

Total revenue	$28,109,265	$37,491,548	-25.0%

As of December 31, 2009, iCAD had cash and cash equivalents of $16.2 million, compared with $13.1 million as of December 31, 2008.
Darlene Deptula-Hicks, executive vice president and CFO, said, “We significantly strengthened our balance sheet throughout 2009 and were pleased to end the year with the strongest cash position in the Company’s history. Disciplined fiscal management is evidenced in improvements on all financial metrics relevant to building a solid and sustainable company, including a 24% reduction in inventory, a 38% reduction in accounts payable and an 80% increase in deferred revenue compared with 2008. As a result, we believe iCAD is well-positioned to benefit from improving market conditions.”
2010 Financial Guidance
While iCAD management is becoming increasingly optimistic about the Company’s prospects in 2010, due to the economic environment and associated uncertainty in the healthcare markets iCAD serves, the Company has made a decision to defer providing financial guidance at this time. This decision will be reviewed mid-year and iCAD will provide an update at that time.

Conference Call
iCAD management will host an investment community conference call beginning at 10:00 a.m. Eastern time on Tuesday, February 23, 2010 to discuss these results and to answer questions. Shareholders and other interested parties may participate in the conference call by dialing 866-356-4279 (domestic) or 617-597-5394 (international) and entering passcode 61887390. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.
A replay of the conference call will be available beginning two hours after its completion through March 2, 2010 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 72811143. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.
About iCAD, Inc.
iCAD, Inc. is an industry-leading provider of advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable Computer-Aided Detection (CAD) systems and workflow solutions for mammography (film-based, digital radiography and computed radiography), Magnetic Resonance Imaging (MRI) and Computed Tomography (CT). Since receiving FDA approval for the Company’s first breast cancer detection product in 2002, more than 3,200 iCAD systems have been placed in healthcare practices worldwide. iCAD’s solutions aid in the early detection of the most prevalent cancers including breast and prostate, and in the future colon and lung cancer. For more information, call (877) iCADnow or visit www.icadmed.com.
For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com
For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at
212-838-3777 x6604 or via email at afields@lhai.com
For iCAD Public Relations, contact Liza Heapes of MS&L
at 617-369-8787 or via e-mail at liza.heapes@mslworldwide.com
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this News Release, including but not limited to, statements about the Company’s confidence or strategies or expectations about revenues, results of operations, timing of regulatory approval of products or market opportunities, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.
-Tables to Follow-

iCAD, Inc.
Consolidated Statements of Operations

	Three Months		Twelve Months
	December 31,		December 31,
	2009	2008	2009	2008

Revenue	$8,108,110	$9,316,411	$28,109,265	$37,491,548
Cost of revenue	1,229,777	1,522,052	4,621,784	6,176,030

Gross margin	6,878,333	7,794,359	23,487,481	31,315,518

Operating expenses:
Engineering and product development	1,615,390	2,302,689	7,217,146	7,121,334
Marketing and sales	2,862,964	3,428,846	11,037,716	11,961,907
General and administrative	2,109,712	1,739,669	7,353,585	7,466,488

Total operating expenses	6,588,066	7,471,204	25,608,447	26,549,729

Income (loss) from operations	290,267	323,155	(2,120,966)	4,765,789

Interest income (expense) — net	21,131	35,714	109,772	(174,600)

Net income (loss) before provision (benefit) for income taxes	$311,398	$358,869	$(2,011,194)	$4,591,189

Provision (benefit) for income taxes	(6,000)	38,000	(43,570)	235,000

Net income (loss)	$317,398	$320,869	$(1,967,624)	$4,356,189

Net income (loss) per share
Basic	$0.01	$0.01	$(0.04)	$0.10
Diluted	$0.01	$0.01	$(0.04)	$0.10

Weighted average number of shares used in computing income (loss) per share
Basic	45,656,705	45,335,596	45,511,883	41,704,374
Diluted	45,883,597	45,472,752	45,511,883	42,748,052

iCAD, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$16,248,031	$13,115,715
Trade accounts receivable, net of allowance for doubtful accounts of $84,000 in 2009 and $50,000 in 2008	4,692,614	5,570,323
Inventory, net	1,094,115	1,448,373
Prepaid and other current assets	396,240	451,402

Total current assets	22,431,000	20,585,813

Property and equipment:
Equipment	2,873,012	3,492,977
Leasehold improvements	72,612	75,590
Furniture and fixtures	344,700	358,477
Marketing assets	292,613	287,456

	3,582,937	4,214,500
Less accumulated depreciation and amortization	2,661,083	2,714,706

Net property and equipment	921,854	1,499,794

Other assets:
Deposits	60,444	63,194
Patents, net of accumulated amortization	90,027	22,349
Customer relationships, net of accumulated amortization	200,407	236,634
Technology intangibles, net of accumulated amortization	6,093,294	7,142,662
Tradename, net of accumulated amortization	99,200	124,000
Goodwill	43,515,285	43,515,285

Total other assets	50,058,657	51,104,124

Total assets	$73,411,511	$73,189,731

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,365,558	$2,189,093
Accrued salaries and other expenses	2,222,561	2,752,818
Deferred revenue	3,139,567	1,888,865

Total current liabilities	6,727,686	6,830,776

Long term deferred revenue	375,183	66,630

Total liabilities	7,102,869	6,897,406

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: authorized 1,000,000 shares; issues and outstanding 0 in 2009 and 2008	—	—
Common stock, $.01 par value: authorized 85,000,000 shares; issued 45,746,736 in 2009 and 45,411,384 in 2008; outstanding 45,678,860 in 2009 and 45,343,508 in 2008	457,467	454,034
Additional paid-in capital	150,062,733	148,082,225
Accumulated deficit	(83,261,294)	(81,293,670)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)

Total stockholders’ equity	66,308,642	66,292,325

Total liabilities and stockholders’ equity	$73,411,511	$73,189,731

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